SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 20, 2011 (June 14, 2011)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 14, 2011, the Company’s Board of Directors (the “Board”) elected Barbara DeBuono, M.D., M.P.H., and Peter Kissinger, Ph.D., to become members of the Board, effective July 1, 2011. Committee assignments have not been made at this time.

There were no arrangements or understandings between these new directors and any other persons, pursuant to which either individual was selected as a director.

The Company’s previously disclosed compensation arrangement for non-employee directors who are elected at an annual meeting of shareholders is as follows:
1.	$18,000 in an annual retainer, in semi-annual installments.
2.
On the date of the 2011 annual meeting of stockholders that directors are elected, they will receive stock options to acquire, subject to vesting as described below, 375,000 shares of the Company's common stock, with an exercise price equal to the market price on the date of the grant.  Stock options to acquire 75,000 shares become exercisable on the date of grant, and options to acquire an additional 75,000 shares become exercisable on the date of each of the four succeeding annual meetings of stockholders if and to the extent that the non-employee director is reelected as a director at each such annual meeting.

Dr. DeBuono and Dr. Kissinger were elected by the Board to serve from July 1, 2011 until the next meeting of shareholders at which directors will be elected by the shareholders.  They will be eligible for nomination and election at that time.  In the interim, on the effective date of their election, July 1, 2011, each of them will receive a pro-rata number of stock options to acquire shares of the Company's common stock, with an exercise price equal to the market price on the date of the grant and which will become exercisable on the date of grant.  The pro-rata number will be calculated based on the number of days from July 1, 2011 until the 2011 annual meeting divided by 365 days in the year times the 75,000 annual allotment described in 2 above.  These options will be issued under the 2008 Stock Option Plan which was registered on Form S-8 filed with the SEC on June 19, 2008.  On July 1, 2011, each of the directors also will receive a semi-annual installment of the annual retainer for non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 20, 2011                                                                 Chembio Diagnostics, Inc.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer